                                    EXHIBIT


                         CONTRACT FOR PURCHASE AND SALE
                                       OF
                        INTERNATIONAL APARTMENT PROJECT


      This Contract for Purchase and Sale of International Apartment Project ("Contract") dated as of October 29, 1996, is between American Real Estate Investment, L.P., a Colorado limited partnership (the "Seller"), and Michael Bond or his permitted assignee (the "Purchaser").

                                    RECITALS

    A. The Seller is the owner of the tract of land and the improvements thereon located in Arapahoe County, Colorado, more particularly described on EXHIBIT A attached as a part of this Contract (the "Land").

    B. The Land has been improved by the construction of apartment buildings and certain amenities including fixtures, parking areas, landscaping and other improvements located upon the Land (the "Improvements").

    C. The Seller owns certain furniture, fixtures, furnishings, machinery, equipment, and other personal property located on or about the Land and Improvements and used in connection therewith, which personal property is more particularly set forth in the list attached hereby as EXHIBIT B (the "Personal Property").

    D. The Purchaser desires to purchase from the Seller the Land, Improvements, and Personal Property, together with all appurtenances, rights, easements, rights of way, privileges, licenses, appurtenances, tenements and hereditaments incident thereto (all collectively called the "Property"), and the Seller desires to sell and convey the Property to the Purchaser.

    E. In order to effect the intent of the parties as described in these Recitals, the parties have entered into this Contract and agree as set forth below.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                              PROPERTY TO BE SOLD

     1.1 LAND, IMPROVEMENTS AND PERSONAL PROPERTY. The Purchaser agrees to buy, and the Seller agrees to sell and convey to the Purchaser, the Property pursuant to the terms and conditions set forth in this Contract.

                                   ARTICLE 2

                                 PURCHASE PRICE

     2.1 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Property shall be Three Million One Hundred Thousand Dollars ($3,100,000.00) payable as follows: (a) the Earnest Money of Fifty Thousand Dollars ($50,000), plus (b) the Additional Earnest Money Deposit of One Hundred Thousand Dollars ($100,000), plus (c) a loan in the approximate amount of Two Million Four Hundred Eighty Thousand Dollars ($2,480,000), plus (d) balance of the Purchase Price in cash at closing. Purchaser's ability to obtain financing for a portion of the Purchase Price on terms acceptable to Purchaser shall be considered a condition precedent to Purchaser's obligation to perform under this Contract through the Due Diligence Period after which time such financing shall no longer be a condition precedent to Purchaser's obligations hereunder. Purchaser agrees to pay for all loan closing fees, costs and expenses.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller hereby represents, warrants and covenants that:

     3.1 AUTHORITY OF SELLER. The Seller is a limited partnership organized under the laws of the State of Delaware, in good standing and qualified to do business in the State of Colorado, and has the right, power and authority to enter into this Contract and to sell the Property in accordance with the terms and conditions of this Contract.

     3.2 REPAIRS AND MAINTENANCE PRIOR TO CLOSING. Subject to Article 8 hereof, prior to Closing the Seller shall maintain the Property substantially in its present condition, reasonable wear and tear excepted.

     3.3 TENANT LEASES. The Property is subject to those tenancies and leases (sometimes collectively referred to as "Leases") listed on the certified rent roll attached hereto as EXHIBIT C and current as of the date thereof. The Rent Roll has been compiled and maintained by the independent property management company engaged by Seller to manage the Property.

     3.4 STATUS OF TENANT LEASES. Except as otherwise indicated on EXHIBIT C, the Leases are substantially in good standing, valid and enforceable, in full force and effect and, to the best of Seller's knowledge, no Tenant has any claim or basis for any claim for free or reduced rent, except as otherwise indicated on EXHIBIT C, or for reduction, deduction or set off against the Seller or the rent under any Lease. The Seller has the sole right to collect the rents under the

Leases, and neither that right nor any of the Leases have been assigned, pledged, hypothecated or otherwise encumbered by the Seller except as shall be released at Closing. Except as specifically set forth in EXHIBIT C, and to the best of Seller's knowledge: (i) no Tenant has subleased or assigned any space leased by it and each Tenant is in possession of all space leased to it and (ii) no oral agreement or modification of the written Leases other than shown on Exhibit C has been entered into with any tenant relating to its occupancy of the Property. Seller shall not enter into any new rental agreements with any of the tenants listed on EXHIBIT C, nor rent any unit to new tenants, except as provided in Article 9 below.

     3.5 MANAGEMENT AGREEMENTS AND SERVICE CONTRACTS. The Seller has furnished or made available to the Purchaser true and accurate copies or originals of each lease, real estate management, maintenance, security and service contract, and all other agreements affecting the Property, known to the Seller.

     3.6 INSURANCE. The Seller has in full force insurance policies covering the Improvements for loss or damage in an amount equal to one hundred percent (100%) of the replacement costs of the Improvements, liability and loss of rents. Copies of the insurance binders have been or will be provided to Purchaser. Seller agrees to maintain the policy in effect through the Closing Date.

     3.7 CONDEMNATION PROCEEDINGS. The Seller knows of no condemnation or eminent domain proceedings pending or contemplated against the Property or any part thereof.

     3.8 EMPLOYEES. Seller has made or will make available to Purchaser a list of all persons presently employed by the Seller in connection with the operation and maintenance of the Property, together with the amount of wages, salaries and other compensation actually paid to them, and the amount of overtime and vacation time due to them. Other than as disclosed in writing to Purchaser, there are no labor disputes or disputes between Seller and its present and former employees pending or, to the best of the Seller's knowledge, contemplated that would have a material adverse impact on the Property. The Seller is not a party to any union or other collective bargaining contract affecting employees at the Property.

     3.9 MANUFACTURERS WARRANTIES. Seller has made or will make available to Purchaser all warranties of manufacturers, suppliers and/or installers relating to the Property, or any part thereof, known to Seller.

     3.10 NO DEFAULTS. To the best of Sellers' knowledge, neither the execution of this Contract nor the consummation of the transactions contemplated hereby will: (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which the Seller is a party; (ii) violate any restriction to which the Seller is subject; (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order; or (iv) give anyone the right to cancel any contract or lease pertaining to the Property.

     3.11 EVENTS PRIOR TO CLOSING AND OTHER INFORMATION. The Seller will not take or cause to be taken any action, or fail to perform any obligation, which would cause any of the foregoing representations or warranties to be untrue as of the Closing. The Seller shall immediately notify the Purchaser, in writing, of any event or condition known to Seller which occurs prior to Closing hereunder, which causes a material change in the facts relating to, or the truth of, any of the representations or warranties contained in this Contract.

     3.12 OUTSTANDING CONTRACTS. At the time of Closing, to the best of Seller's knowledge, there will be no material outstanding contracts made by Seller for any improvements to the Property which have not been or which will not be fully paid for, and Seller shall cause to be discharged or insured against all mechanics' and materialmen's liens arising from any labor or materials furnished to the Property prior to the Closing Date.

     3.13 ENVIRONMENTAL. To the best of Seller's knowledge, as a result of Sellers' actions (i) no asbestos-containing materials were installed in the Property through demolition, renovation or otherwise, at any time during Seller's ownership of the Property, (ii) there are no storage tanks for gasoline, heating oil or diesel fuel or any other substances on or under the Property, and (iii) and except as in accordance with law, no materials regulated under any federal, state or local law or regulation, as amended from time to time, as a toxic, hazardous, contaminated or similarly harmful or dangerous material or substance (including, without limitation, asbestos and radon) were placed on, in or under the Property or have affected the Property or waters on or under the Property at any time during Seller's ownership of the Property. The materials described in the preceding clauses (i) through (iii) shall be termed "Hazardous Materials" herein.

     3.14 AVAILABILITY OF INFORMATION. Seller has either provided Purchaser with, or has made available to Purchaser, copies or originals of all material documents in Seller's possession that are responsive to the requests made by the Purchaser and that concern the Property or its operation.

     3.15 PERSONAL PROPERTY INVENTORY. Seller has provided Purchaser with a personal property inventory for the Property.

     3.16 LITIGATION. Other than has been disclosed to Purchaser, there is no litigation pending or, to the best of Seller's knowledge, threatened that would have a material adverse impact on the Property.

     3.17 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Seller's material representations, warranties and covenants set forth in this Article 3 shall survive the Closing and are acknowledged by Seller to be material and are being relied upon by Purchaser.

                                   ARTICLE 4

                      TITLE, INSPECTIONS AND CLOSING DATE

     4.1 TITLE INSURANCE AND CERTIFICATE OF TAXES. The Seller shall, at the Seller's expense, within the Due Diligence Period, obtain and deliver to Purchaser a commitment (the "Title Commitment") from a title insurance company of the Seller's choice which is licensed to do business in the State of Colorado to issue an owner's title insurance policy on Standard ALTA Policy Form B 1992, and to delete the standard printed exceptions appearing in such form. Copies of all recorded documents referred to in the commitment shall also be delivered to

Purchaser by Seller. A certificate or certificates of taxes covering the property prepared by the Treasurer of the County in which the Property is situated shall also be delivered to Purchaser by Seller within the Due Diligence Period. If the title commitment shows exceptions to title which are in addition to those listed on EXHIBIT D and have a material adverse effect upon the marketability of the title to the Property, the Purchaser shall give the Seller notice thereof within the Due Diligence Period and, unless the Seller gives the Purchaser written notice within such Due Diligence Period that the Seller will cause the title defects to be cured at or prior to Closing, the Purchaser may, within the Due Diligence Period and at its election: (i) terminate this Contract, in which event the Earnest Money Deposit referred to in Article 12 below and all interest earned thereon shall be promptly returned to the Purchaser, or (ii) waive all those title defects not shown on EXHIBIT D which Seller will not cause to be cured and proceed with Closing hereunder as if the additional title defects did not exist.

     4.2 SURVEY. The Seller shall, at its expense, obtain and deliver to the Purchaser, within the Due Diligence Period, the most recent survey of the Property in Seller's possession prepared by a licensed surveyor registered in the State of Colorado selected by the Seller. Seller, at its election, shall either provide Purchaser with an update to the survey during the Due Diligence Period or warrant to Purchaser that there have been no material changes other than those that Seller shall disclose prior to the end of the Due Diligence Period.

     4.3 INSPECTION OF BOOKS AND RECORDS. Following the date of this Contract, the Purchaser shall have access at reasonable times during ordinary business hours to all documents, agreements and other information in the possession of the Seller, or any employee, agent or independent contractor of the Seller, pertaining to the ownership, use, rental or operations of the Property, including, but not limited to: financial records, tax returns, tax assessments, bills, leases, most current rent roll, detailed operating statements from inception of ownership through year end 1995, year-to-date operating statements, and approved management company budgets for 1996, property tax bills or statements from inception of ownership through year end 1996, environmental studies for the property in the Seller's possession, copy of current title commitments, including a legal description, and one copy of all documents listed as exceptions to the title report, if in Seller's possession, current insurance binders, summary of all capital improvements completed from inception of ownership through year end 1995 and year-to-date 1996, personal property inventory, leases (to be reviewed on property), copies of the most recent monthly utility bills, personnel list - job descriptions and salaries, litigation for or against property, insurance claims, schedule of rents, lease expirations, copies of all licenses, and service contracts. Purchaser shall have the right, at its expense, to make copies of any such documents.

     4.4 INSPECTION OF THE PROPERTY. During the period ending at 5:00 p.m. MDT on December 9, 1996 (the "Due Diligence Period"), the Purchaser shall have the right, at its expense, during ordinary business hours, to have an engineer or other independent inspector of its choice inspect the Property, provided the Purchaser gives the Seller reasonable notice of any inspection and provided further that the inspection of the interior of any apartment unit is permitted by the terms of the lease to such apartment unit or is consented to by the occupant thereof. Any disturbance to the Property caused by the inspection shall be promptly remedied or repaired at the expense of the Purchaser. The Purchaser agrees to indemnify and hold Seller harmless of and from any and all liability, costs and expenses (including reasonable counsel fees of the Seller), arising out of or with respect to such inspections. The Purchaser shall have the right, upon giving the Seller notice thereof within the Due Diligence Period, to terminate this

Contract in which event the Earnest Money Deposit referred to in Article 12 below and all interest earned thereon shall be promptly returned to the Purchaser. Purchaser's notice shall not be required to state the reasons for termination. After the Due Diligence Period has ended on December 9, 1996, and the Purchaser has not previously terminated this Contract, the Earnest Money Deposit shall be non-refundable, except as provided in paragraph 12.3.

     4.5 INDEMNIFICATION. Each party hereby agrees to indemnify the other party and hold it harmless from and against any and all claims, demands, liabilities, costs and damages, including, without limitation, reasonable attorneys' fees (the "Liabilities"), resulting from any material misrepresentations or material breach of a warranty or covenant made by such party in this Contract or in any document, certificate or exhibit given or delivered to the other party pursuant to or in connection with this Contract. All of these indemnifications shall survive the Closing and conveyance of the Property to Purchase.

     4.6 CLOSING. The purchase and sale contemplated by this Contract shall be consummated at settlement (the "Closing"), which shall take place on December 20, 1996, or such earlier date as may be mutually agreed upon by the Seller and the Purchaser (the "Closing Date"). The Closing shall take place at the offices of the title company issuing the commitment referred to in paragraph 4.1 above in the City and County of Denver.



                                   ARTICLE 5

                       SELLER'S DELIVERIES AND CONDITIONS
                      PRECEDENT TO PURCHASER'S OBLIGATIONS

     In addition to other conditions precedent set forth elsewhere in this Contract, the Seller shall deliver to the Purchaser at the Closing all of the following, the delivery of which shall be a condition to Purchaser's obligation to consummate the purchase of the Property and all being considered as occurring simultaneously.

     5.1 SPECIAL WARRANTY DEED. A special warranty deed which shall convey good and marketable title to the Land and Improvements, subject to those title exceptions waived by the Purchaser pursuant to paragraph 4.1 and set forth as EXHIBIT D.

     5.2 BILL OF SALE. A bill of sale, with warranty of title, duly executed by the Seller and transferring, assigning and conveying to the Purchaser: (i) good and marketable title to all the Personal Property, subject, however, to any liens and encumbrances assumed by Purchaser (ii) all rights of the Seller as lessee under any leases of the Personal Property; and (iii) all warranties and guarantees pertaining to the Personal Property.

     5.3 Assignment of Leases in a form acceptable to Purchaser and set forth as Exhibit F.

     5.4 Assignment of Plans, Service Contracts, Warranties and Approvals in a form acceptable to Purchaser and set forth as Exhibit G.

     5.5 Non-foreign Person Affidavit attached as Exhibit H stating that Seller is not a "foreign person" under IRC Section 1445(f)(3).

     5.6 A Certificate from Seller certifying that there has been no material adverse change in or damage to the Property (or specifying such change or damage) from the date of this Contract and that the material representations, warranties and covenants described in Article 3 are substantially complete and accurate as of the Closing Date.

     5.7 POSSESSION OF RECORDS. Seller shall deliver possession of the originals of all Leases (including lease guarantees, if any), service contracts and originals or copies of all plans, reports and approvals, if any, as required herein to Purchaser on the Closing date.

     5.8 OPINION OF SELLER'S COUNSEL. An opinion of counsel for the Seller stating that:

             (i) the Seller is a duly organized, validly existing Delaware limited partnership in good standing as a foreign limited partnership under the laws of the State of Colorado;

             (ii) this Contract and all deeds, bills of sale, assignments, agreements and other documents delivered in connection herewith or at the Closing have been duly authorized, executed and delivered to the Seller and are valid and binding agreements of Seller, except as enforceability may be limited by bankruptcy, moratorium, insolvency or other laws generally affecting creditors' rights, and subject to such modification or other relief as may be granted by a court of equity in an action for specific performance;

             (iii) to the best of counsel's knowledge, there is no litigation or investigation pending or threatened against Seller or the Property that might result in any material, adverse change pertaining to the Property or the operations thereof, or which questions the validity of any action taken in connection with any of the provisions of this Contract. Counsel will not be required to make any search of court records to support the representations set forth in this subparagraph (iii).

     5.9 ACCOUNTS PAYABLE. A list of all known accounts payable in connection with the Property along with an estimate of any accounts payable due for which invoices have not yet been received.

     5.10 TENANT SECURITY DEPOSITS. An assignment to Purchaser of all accounts representing tenant security deposits, including all accrued interest thereon required by law or other agreement to be paid thereon.

     5.11 MISCELLANEOUS. Such other instruments (including a joint notice from the Seller and the Purchaser to the tenants of the Property informing them of the conveyance of the Property to the Purchaser and of the transfer of tenants' security deposits to Purchaser) as may reasonably be required to consummate the transactions contemplated by this Contract. Seller shall cause the Title Insurance Policy to be delivered to Purchaser on or after closing at its expense.

     5.12 POSSESSION. Possession of the Property shall be delivered to the Purchaser at Closing, subject to the Leases shown on EXHIBIT C and such replacements thereof and new leases as are entered into in conformity with the provisions of Article 9 below.

                                   ARTICLE 6

                     PURCHASER'S DELIVERIES AND CONDITIONS
                       PRECEDENT TO SELLER'S OBLIGATIONS

     At the Closing and contemporaneously with the Seller's compliance with the provisions of Article 5, Purchaser shall deliver to Seller at the Closing all of the following, the delivery of which shall be a condition to Seller's obligation to consummate the sale of the Property. Any one or more of the conditions precedent to Seller's obligations hereunder, whether set forth in this Article 6 or elsewhere, may be waived by Seller in its absolute discretion.

     6.1 PAYMENT OF PURCHASE PRICE. Pay to Seller the Purchase Price in the manner provided in paragraph 2.1 above.

     6.2 OPINION OF PURCHASER'S COUNSEL. An opinion of counsel for the Purchaser stating that:

            (i) in the case of an entity, the Purchaser is a duly organized and validly existing limited liability company in good standing under the laws of Colorado and qualified to do business as a limited liability company under the laws of the State of Colorado;

            (ii) this Contract and all other agreements delivered by Purchaser in connection herewith or at the Closing, have been duly authorized, executed and delivered by the Purchaser and are valid and binding agreements of Purchaser except as enforceability may be limited to bankruptcy, moratorium, insolvency or other laws generally affecting creditors' rights, and subject to such modification or other relief as may be granted by a court of equity in an action for specific performance;

            (iii) to the best of counsel's knowledge, there is no litigation or investigation pending or threatened against the Purchaser that might result in any material, adverse change pertaining to the Property or the operations thereof, or which questions the validity of any action taken in connection with any of the provisions of this Contract. Counsel will not be required to make any search of court records to support the representations set forth in this subparagraph (iii).


                                   ARTICLE 7

                        PRORATED ITEMS AND ADJUSTMENTS

     In connection with the transactions contemplated by this Contract, the Seller and the Purchaser shall share equally the cost of any local transfer taxes and Closing fees; Purchaser shall pay all documentary fees; Purchaser shall pay for recordation of the deed and any instruments relating to the loan assumption and any other of its loans. Seller shall pay the filing fee for recording the release of any existing encumbrances to be released at Closing. The Purchaser and Seller shall each pay their own legal fees. At the Closing the following adjustments and prorations shall be computed as of the date of Closing and the cash portions of the purchase price shall be adjusted to reflect such prorations.

     7.1 RENT. All rentals collected by Seller up to the date of Closing, which are allocable to the period from and after Closing, shall be paid by the Seller to the Purchaser. That portion of any past due rentals payable to the Seller at or prior to Closing which are allocable to the period prior to Closing shall be remitted to the Seller by the Purchaser as and if collected by Purchaser. Payments received by the Purchaser shall be applied first to current rent due and then to past due rent starting with the most recent delinquency. The Purchaser shall use reasonable diligence to collect past due rents.

     7.2 REAL PROPERTY TAXES. Real property taxes for the year of Closing, based on the most recent levy and most recent assessment, assessments and all other public or governmental charges against the Land and Improvements which are or may be payable on an annual basis (including special assessments, liens or encumbrances for sewer, water, drainage or other public improvements completed or commenced on or prior to the date of this Contract or subsequent thereto) to the extent the same are not payable by tenants pursuant to tax escalation clauses in their Leases, shall be adjusted and apportioned as of the date of Closing and assumed and paid thereafter by the Purchaser, whether assessments have been levied or not as of the date of Closing.

     7.3 PERSONAL PROPERTY TAXES. Personal property taxes attributable to the Personal Property for the fiscal year in which the date of Closing occurs shall be apportioned between the parties as of the date of Closing.

     7.4 ACCOUNTS PAYABLE. Purchaser shall assume all contracts and agreements related to the Property unless it gives Seller written Notice of any such contracts or agreements that it does not want to assume prior to the end of the Due Diligence Period. All sums due for accounts payable which were owing or accrued by the Property prior to the Closing and for all agreements and contracts not assumed by Purchaser will be paid by Seller and Seller agrees to indemnify and hold Purchaser harmless with respect thereto. Purchaser will furnish to Seller for payment any bills received after the Closing with respect to such accounts, agreements and contracts, and Purchaser will have no further obligation with respect thereto. Payments due under any Service Contracts assumed by Purchaser shall be prorated as of the Closing date and Purchaser shall be liable for all payments accruing thereunder after the Closing.

     7.5 UTILITY CHARGES. All utility charges, including, without limitation, electricity, gas, water, sewer and telephone, will be prorated to the Closing date. All utility security deposits, if any, will be retained by Seller.

     7.6 MISCELLANEOUS. All other charges and fees customarily prorated and adjusted in similar transactions shall be prorated at Closing and the charges fees incurred thereafter shall be paid by the Purchaser. In the event that accurate prorations and other adjustments cannot be made at Closing because current bills or statements are not obtainable (as, for example, utility bills), the parties shall prorate on the best available information, subject to adjustment upon receipt of the final bill or statement.

                                   ARTICLE 8

                         CONDEMNATION AND RISK OF LOSS

       8.1 EMINENT DOMAIN. If, prior to the Closing, all of the Land and Improvements are taken by eminent domain, this Contract shall be deemed canceled. If only part of the Land or improvements are so taken, Purchaser shall have the option of (a) proceeding with the Closing and acquiring the Property as affected by such taking, together with all compensation and damage awarded or the right to receive same, or (b) canceling this Contract. If Purchaser elects option (a) above, Seller agrees to assign to Purchaser at the Closing its rights to such compensation and damages, and will not settle any proceedings relating to such taking without Purchaser's prior written consent. Seller shall promptly (and in any event prior to the Closing) notify Purchaser of any actual or threatened condemnation affecting the Property.

       8.2  RISK OF LOSS.

              (a) In the event of damage or destruction of the Improvements prior to the Closing Date in an amount less than Two Hundred Fifty Thousand Dollars ($250,000), Purchaser and Seller shall consummate this Contract as scheduled, and Seller shall promptly proceed to repair and restore the Improvements.

              (b) In the event of damage or destruction of the Improvements prior to the Closing date in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000), Purchaser may elect any of the following:

                      (i) to terminate this Contract upon written notice to Seller, in which event the Earnest Money Deposit shall be returned to Purchaser;

                      (ii) consummate this Contract as scheduled, in which event Seller shall pay to Purchaser any and all insurance proceeds payable with respect to such damage or destruction for costs of repair and restoration of the Property.

                                   ARTICLE 9

                          OPERATIONS PRIOR TO CLOSING

       9.1 MAINTENANCE. Subject to the provisions of Article 8 concerning repairs and replacements in the event of condemnation or casualty, until Closing the Seller, at its expense, shall maintain the Property substantially in its present condition, subject to normal wear and tear.

       9.2 OPERATIONS. Until Closing the Seller, at its expense, shall operate the Property in substantially the same manner as the Property is being operated on the date of this Contract. The Seller shall use reasonable efforts to maintain the goodwill of existing tenants and suppliers and to relet any apartment unit on the Property which becomes vacant prior to Closing, provided the reletting is to an unrelated third party pursuant to a bona fide lease, and is at a rent comparable to that being charged for similar units in the Property.

       9.3 THE FIRST DEED OF TRUST. Until Closing the Seller will perform all of its obligations under the First Deed of Trust, will make all periodic payments required thereunder, will not prepay the same either in whole or in part, and will not consent to any modification or amendment thereto.

     9.4 OTHER ACTS. Until Closing the Seller shall not undertake or omit to undertake any other act which would have a material adverse effect on the Property or the operations thereof as presently conducted.

                                  ARTICLE 10

                              FURTHER ASSURANCES

     10.1 CONTINUING ACCESS. After Closing, the Seller shall execute and deliver to the Purchaser any additional documents and instruments which Purchaser may reasonably determine are necessary to further assure to the Purchaser the consummation of the purchase and sale contemplated herein, without additional expense to the Seller. From and after Closing each party shall afford to the other reasonable access to any information in its possession concerning the operations of the Property (including the right to copy the same at the expense of the party desiring the copy) for purposes of any tax examination or audit or other similar purpose.

                                  ARTICLE 11

                            REAL ESTATE COMMISSION

     11.1 REAL ESTATE COMMISSION. At Closing the Seller shall pay a real estate commission to Unique Properties Ltd., Inc. (the "Broker") in the amount of One Hundred Thirty Thousand Dollars ($130,000.00). This commission shall be the only fee or compensation payable to the Broker and the commission shall be earned if, and only if, the Closing occurs hereunder. The Seller and the Purchaser each represent and warrant to the other that it has not used the services of any real estate broker, agent or finder other than the Broker in connection with this Contract and each agrees to indemnify and hold the other harmless from all claims of any other broker, agent or finder arising by reason of the indemnifying party's breach of its representation and warranty.

                                  ARTICLE 12

                             DEFAULT AND REMEDIES

     12.1  DEPOSITS.

            (a) EARNEST MONEY DEPOSIT. Upon execution of this Contract, the Purchaser shall pay to the title company as escrow agent (the "Escrow Agent") Fifty Thousand Dollars ($50,000.00) in the form of cash payable to the Escrow Agent (the "Earnest Money Deposit"). At Closing, the Earnest Money Deposit, including all interest earned thereon, shall be paid by the Escrow Agent to the Seller and applied to the Purchase Price. If Closing does not occur, the Earnest Money Deposit, including all interest earned thereon, shall be paid over in accordance with the terms of this Contract. The Escrow Agent shall deposit the Earnest Money Deposit in an interest bearing account in a federally insured bank or savings and loan association. The

Escrow Agent shall be reimbursed equally by the parties hereto for its fee in an amount not to exceed Five Hundred Dollars ($500.00).

     (b) ADDITIONAL EARNEST MONEY DEPOSIT. On or before December 10, 1996, the Purchaser shall pay to the Seller One Hundred Thousand Dollars ($100,000.00) (the "Additional Earnest Money Deposit") by wire transfer directly to Seller's checking account pursuant to Seller's wire transfer instructions to be delivered to Purchaser. At Closing, the Additional Earnest Money Deposit shall be applied to the Purchase Price. If Closing does not occur, the Additional Earnest Money Deposit shall be payable as provided in (S)(S) 12.2 and 12.3 below.

     12.2 PURCHASER'S DEFAULT; LIQUIDATED DAMAGES. The Purchaser and the Seller each acknowledge that it would be difficult to ascertain the actual damages which would be suffered by the Seller if the Purchaser defaults in consummating the purchase and sale contemplated by this Contract. Accordingly, if all conditions precedent to the Purchaser's obligation to consummate the transactions contemplated by this Contract have been satisfied or waived, but the Purchaser fails, refuses or is unable to consummate the purchase and sale contemplated by this Contract, then the Seller's sole remedy shall be to give the Escrow Agent and the Purchaser written notice of the Purchaser's default, in which event the Escrow Agent shall pay the Earnest Money Deposit, together with interest earned thereon, to the Seller and Seller shall retain the Additional Earnest Money Deposit. Upon payment of the Earnest Money Deposit and the Additional Earnest Money Deposit, including the interest earned thereon, to the Seller, neither party to this Contract shall have any further liability to the other and this Contract shall be and become null and void and of no further force and effect, either at law or in equity.

     12.3 SELLER'S DEFAULT. If all conditions and other events precedent to the Seller's obligations to consummate the transactions contemplated by this Contract have been satisfied or waived, but the Seller fails, refuses or is unable to consummate the purchase and sale contemplated by this Contract, then the Purchaser, may at its election either (a) have the right to give the Escrow Agent written notice of the Seller's default, in which event the Escrow Agent shall pay the Earnest Money Deposit, together with interest earned thereon, to the Purchaser and Seller shall immediately return to Purchaser the Additional Earnest Money Deposit or (b) pursue specific performance or any other remedy to which it may be entitled.

     12.4 RIGHTS OF ESCROW AGENT. In the event of any dispute as to who is entitled to receive the Earnest Money Deposit and interest earned thereon, the Escrow Agent shall have the right to retain the funds and disburse them in accordance with the final order of a court of competent jurisdiction, or to deposit the Earnest Money Deposit and interest thereon with the court, pending a final decision of the controversy. The parties hereto further agree that the Escrow Agent shall not be liable for failure of the depository.

                                  ARTICLE 13

                           MISCELLANEOUS PROVISIONS

     13.1 COMPLETENESS. This Contract and any documents and agreements entered into pursuant thereto, constitute the entire agreement between the parties with respect to the transactions contemplated herein, and supersede all prior discussions, understandings or agreements between the parties.

     13.2 BINDING EFFECT. This Contract shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

     13.3 SURVIVAL. Paragraph 7.1, Article 11, this paragraph 13.3 and all other provisions of this Contract that by their terms are to survive the Closing, shall survive the Closing.

     13.4 WAIVER. Failure by the Purchaser or the Seller to insist upon or enforce any of their respective rights hereunder shall not constitute a waiver thereof, except as provided for herein.

     13.5 GOVERNING LAW. This Contract shall be construed, interpreted and enforced in accordance with the laws of the State of Colorado, without regard to principles of conflict of laws.

     13.6 ARTICLE HEADINGS. The Article and paragraph headings as herein used are for convenience or reference only and shall not be deemed to vary the content of this Contract or the covenants, agreements, representations and warranties herein set forth or limit the provisions or scope of any Article or paragraph.

     13.7 COUNTERPARTS. To facilitate execution, this Contract may be executed in as many counterparts as may be required and it shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on more than one counterpart. All counterparts shall collectively constitute a single agreement.

     13.8 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered on a business day during business hours or mailed by first class, registered or certified mail, return receipt requested, postage prepaid:

              (a)  If to the Purchaser, to

                      Michael Bond
                      21 Chemin de la Butte
                      78620 L' Etang la Ville
                      France
                      (33-1) 39-58-36-55 FAX

or to such other address as may have been furnished by the Purchaser to the Seller in writing, with a copy to

                      Garry R. Appel, Esq.
                      Doherty Rumble & Butler, P.C.
                      1200 17th Street, Suite 2370
                      Denver, CO   80202
                      572-6200
                      570-6203 FAX

              (b)  If to the Seller, to

                      American Real Estate Investment, L.P.
                      Attention:  Evan H. Zucker
                      1670 Broadway, Suite 3350
                      Denver, CO   80202
                      (303) 869-4700
                      (303) 869-4602 FAX

or to such other address as may have been furnished by the Seller to the Purchaser in writing, with a copy to

                      Edward D. White, Esq.
                      Dufford & Brown, P.C.
                      1700 Broadway, Suite 1700
                      Denver, CO   80290-1701
                      (303) 861-8013
                      (303) 832-3804

and

              (c)  If to Escrow Agent, to


                      Bev Saunders
                      North American Title Company
                      44 Cook Street, Suite 300
                      Denver, CO  80206
                      (303) 333-8184
                      (303) 331-0882

or to such other address as may have been furnished by the Escrow Agent in writing to the Purchaser and the Seller.

     Any notice, request, consent or other communication shall be deemed received when it is personally delivered or on the third business day after it is deposited in the United States mails, as the case may be.

     13.9 ASSIGNMENT. The Purchaser shall not have the right to assign this Contract to another person or entity, without the prior written approval of the Seller; provided, however, that Purchaser may assign this Contract to an entity that is wholly owned or controlled by Purchaser.

     13.10 TIME OF THE ESSENCE. Time shall be of the essence with respect to this Contract.

     13.11 SPECIAL DISTRICTS. Special Taxing Districts may be subject to general obligation indebtedness that is paid by revenues produced from annual tax levies on the taxable property within such districts. Property owners in such districts may be placed at risk for increased mill levies and excessive tax burdens to support the servicing of such debt where circumstances arise resulting in the inability of such a district to discharge such indebtedness without such an increase in mill levies. Purchaser is aware of and understands the debt financing requirements of the authorized general obligation indebtedness of such districts, existing mill levies of such district servicing such indebtedness, and the potential for an increase in such mill levies.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and affixed their seals as of the day and year first above written.

SELLER:                         AMERICAN REAL ESTATE INVESTMENT, L.P.

                                By:  American Real Estate Investment Corporation
                                Its: General Partner

                                       By: _____________________________________
                                              Evan Zucker
                                       Its:  President


PURCHASER:
                                _______________________________________________
                                Michael Bond

     The Broker has joined in the execution of this Contract solely for the purpose of binding itself to the provisions of the first two sentences of paragraph 11.1.


BROKER:                         UNIQUE PROPERTIES LTD., INC.


                                By: ___________________________________________


     The Escrow Agent has joined in the execution of this Contract to acknowledge its appointment as Escrow Agent and hereby agrees to perform the duties imposed upon the Escrow Agent by this Contract.



ESCROW AGENT:                   NORTH AMERICAN TITLE COMPANY


                                _______________________________________________
                                Bev Saunders